                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  June 3, 1996


                                    ZILA, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                     0-17521                   86-0619668
(State or other jurisdiction         (Commission               (IRS Employer
     of incorporation)               File Number)           Identification No.)


5227 North 7th Street  Phoenix, Arizona                       85014
(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code  (602) 266-6700

ITEM 5.  OTHER EVENTS

        Bio-Dental Technologies. Zila, Inc. ("Zila" or the "Company") announced that it has signed a letter of intent with Bio-Dental Technologies Corporation ("Bio-Dental") for the merger of Bio-Dental into Zila. The transaction will involve the exchange of Zila stock for all of Bio-Dental's outstanding capital stock. It is the intention of the parties that the merger be treated as a "pooling of interest" transaction. The terms of the letter of intent provides a per share exchange rate of between 0.75 to 0.825 shares of Zila stock for each share of Bio-Dental common stock. The completion of the transaction is subject to a number of conditions, including the satisfactory completion of due diligence by both parties, the execution of definitive agreements and the approval of Bio-Dental shareholders.

        CTM Associates. Zila announced that it has acquired the remaining two-thirds of the outstanding shares of CTM Associates ("CTM"). The acquisition of this two-thirds interest together with Zila's previously announced acquisition of CTM common stock brings Zila's interest in CTM to 100 percent. Zila has not yet determined whether CTM will be operated as a wholly owned subsidiary or if the organization will be merged into Zila or one of Zila's other subsidiaries. The acquisition of CTM eliminates Zila's obligation to pay royalties to CTM on revenues generated on the sale of OraTest. The acquisition also renders as moot certain litigation between Zila and CTM. As consideration for the acquisition of the CTM common stock, Zila issued 644,118 shares of Zila common stock to CTM shareholders and assumed CTM liabilities of approximately $70,000.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            ZILA, INC.




Date: June 4, 1996                      By    /s/ Joseph Hines
                                              ---------------------------------
                                              Joseph Hines
                                              President





                                       3